Exhibit 99.1
Media Inquiries: (312) 606-4356
Investor Relations: (312) 606-4125
USG CORPORATION REPORTS THIRD QUARTER NET SALES OF

$1.3 BILLION AND NET EARNINGS OF $158 MILLION
     Third Quarter 2005 vs. Third Quarter 2004
•	Net sales increased 14 percent to a record level

•	Net earnings rose 76 percent to $158 million

•	Record third quarter shipments
     CHICAGO, October 25, 2005—USG Corporation (NYSE:USG), a leading building products company, today reported third quarter 2005 net sales of $1.34 billion, a record for any quarter in USG’s history, and net earnings of $158 million. Net sales and net earnings increased $169 million and $68 million, respectively, compared with the third quarter last year. Diluted earnings per share for the third quarter of 2005 were $3.57, compared with $2.10 a year ago. Results were stronger in all business segments, with record product shipments in the domestic wallboard business, higher profits in the worldwide ceilings business and double-digit percentage increases in sales and profits in the distribution business.
     “We are pleased with the solid results achieved by all our businesses,” said William C. Foote, USG Corporation Chairman, CEO and President. “Demand for our products remains strong and our strategic initiatives are succeeding. Our new capacity and products will better serve our customers as they strengthen and expand our operations. Combined with our cost reduction programs, these initiatives should position us for continued profitable growth.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/2
     “For the balance of the year, we are optimistic that conditions will remain positive for housing, our largest market; however, the operating environment still poses challenges, including persistent energy and raw material cost pressures,” Foote explained. “We will continue to manage these challenges and implement our strategies.
     “In keeping with our strategy of profitable growth,” Foote continued, “in the third quarter, United States Gypsum Company announced plans to build a new low-cost gypsum wallboard plant in Washingtonville, Pennsylvania. When construction is completed in 2008, the new plant will enable the company to keep pace with strong customer demand and strengthen the company’s leadership position in the growing Northeast market.”
     Net sales for the first nine months of 2005 were $3.80 billion, a record for any nine-month period in the Corporation’s history, versus net sales of $3.34 billion for the same period in 2004. Net earnings for the first nine months were $345 million, compared with $227 million for that period last year. Diluted earnings per share for the first nine months of 2005 were $7.90, compared with 2004 nine months earnings per share of $5.28.
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded net sales of $842 million in the third quarter of 2005, an increase of $134 million over the same period a year ago. Operating profit rose 43 percent to $179 million in the third quarter, compared with $125 million in last year’s third quarter.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/3
     United States Gypsum Company realized third quarter 2005 net sales of $755 million and operating profit of $153 million. This strong performance compares with third quarter 2004 net sales and operating profit of $638 million and $103 million, respectively. The increased profitability was largely due to higher selling prices and record shipments for Sheetrock® Brand gypsum wallboard. Record shipments and higher selling prices were also realized for Sheetrock Brand joint treatment products and for Fiberock® Brand gypsum fiber panels. These results were partially offset by higher manufacturing costs.
     U.S. Gypsum’s nationwide average realized price for Sheetrock Brand gypsum wallboard was $147.85 per thousand square feet during the third quarter, an increase of 15 percent compared with the $128.65 attained in third quarter last year and $9.57 higher than in the second quarter of this year. The higher third quarter selling prices reflect strong demand for gypsum wallboard and high company and industry capacity utilization rates.
     U.S. Gypsum’s Sheetrock Brand gypsum wallboard shipments were at a record level for any quarter in U.S. Gypsum’s history. U.S. Gypsum shipped 2.9 billion square feet of wallboard, 7 percent higher than the previous record of 2.7 billion square feet shipped in the third quarter last year. For the first nine months of 2005, shipments totaled 8.5 billion square feet, up 3 percent from the same period last year. Shipments are expected to remain at relatively high levels through the remainder of the year. U.S. Gypsum’s operating profit in the quarter was negatively affected by higher manufacturing costs driven by higher prices for energy and raw materials.
     Recent hurricanes in the Gulf Coast region caused a minor disruption to U.S. Gypsum’s operations. Its New Orleans, Louisiana, facility, which produces gypsum wallboard and cement board products, has been temporarily closed due to damage sustained as a result of Hurricane Katrina. Currently, the company is unable to estimate when the New Orleans plant will resume full
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/4
operations. In the interim, wallboard manufacturing facilities in Alabama and Texas will help make up for the idled wallboard production capacity at the New Orleans facility. Similarly, facilities in California, Michigan and Maryland will help alleviate the shortfall in production of Durock® Brand cement board products.
     The gypsum business of Canada-based CGC Inc. reported third quarter 2005 net sales of $81 million, which was $8 million higher than last year’s third quarter. Operating profit of $12 million was the same as in the third quarter of 2004. Improvements in gypsum wallboard pricing, as well as the favorable effects of currency translation, were offset by higher manufacturing costs related to energy and raw material prices.
Worldwide Ceilings
     USG’s worldwide ceilings business recorded net sales of $181 million and operating profit of $18 million in the third quarter. This compared with net sales and operating profit of $168 million and $14 million, respectively, in the third quarter of 2004.
     USG Interiors, Inc., USG’s domestic ceilings business, reported third quarter sales and operating profit of $124 million and $13 million, respectively. Net sales increased $6 million, while operating profit improved $4 million compared with the third quarter last year. Factors contributing to the improvement in USG Interiors’ results include higher selling prices for ceiling tile and higher shipments of ceiling grid. These improvements were partially offset by higher energy and raw material costs.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/5
     USG International reported net sales and operating profit of $56 million and $3 million, respectively, in the third quarter of 2005. This compared with net sales of $50 million and operating profit of $4 million for the same period a year ago. Net sales increased 12 percent primarily due to increased demand in the Pacific region, Europe and Latin America. The decline in operating profit primarily reflects higher prices for steel used in manufacturing ceiling grid in Europe.
     The ceilings division of Canada-based CGC Inc. reported net sales of $13 million and operating profit of $2 million in the quarter. Net sales and operating profit for the same period a year ago were $12 million and $1 million, respectively. These results primarily reflect improved pricing and increased shipments of ceiling grid, as well as the favorable effects of currency translation.
Building Products Distribution
     Third quarter 2005 net sales and operating profit for L&W Supply Corporation, USG’s building products distribution business, were the highest for any quarter in its history. Net sales of $544 million represented a 16 percent increase versus the third quarter of 2004, while operating profit rose 32 percent to $41 million. These results were primarily attributable to record shipments of gypsum wallboard, which were up 12 percent versus the third quarter of 2004. Third quarter results also reflected improved selling prices for gypsum wallboard, which increased 16 percent.
Other Consolidated Information
     Third quarter 2005 selling and administrative expenses totaled $88 million, an increase of $6 million versus the third quarter of 2004. The increase primarily reflects higher compensation and benefits, including retention and incentive compensation, and higher funding for marketing and growth initiatives. Selling and administrative expenses totaled $264 million for the first nine months of 2005, compared to $238 million for the same period a year ago. Selling and administrative
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/6
expenses were 6.5 percent and 6.9 percent of net sales in the third quarter and first nine months of 2005, respectively. This compares with 7.0 percent and 7.1 percent of net sales in the third quarter and first nine months of 2004, respectively.
     USG reported Chapter 11 reorganization expenses of $2 million in the third quarter of 2005, compared with $4 million in last year’s third quarter, a favorable change of $2 million. For the third quarter of 2005, this consisted of $11 million of legal and financial advisory fees, partially offset by $9 million of interest income earned by the USG entities in Chapter 11. In the same period a year ago, USG incurred $7 million in legal and financial advisory fees, partially offset by $3 million in bankruptcy-related interest income. Under SOP 90-7, interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.
     Interest expense of $1 million was reported in the third quarter of 2005, compared with $2 million in the same period a year ago. Interest expense for the first nine months of 2005 was unchanged at $4 million, compared with the same period last year. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” virtually all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing.
     As previously disclosed, during the third quarter of 2005, the Internal Revenue Service completed its audit of the Corporation’s federal income tax returns for the years 2000 through 2002. As a result of the audit, the Corporation’s income tax provision was reduced and consolidated net income net income increased by $25 million in the third quarter.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/7
     As of September 30, 2005, USG had $1.48 billion of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis, up from $1.29 billion as of June 30, 2005, and $1.25 billion as of December 31, 2004. Capital expenditures for the third quarter and first nine months of 2005 were $49 million and $125 million, respectively. Expenditures for the same periods last year were $33 million and $80 million, respectively.
Chapter 11 Reorganization
     USG Corporation and its principal domestic subsidiaries (collectively “the Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.
     At a hearing on October 6, 2005, U.S. District Court Judge Joy Flowers Conti, who is hearing the asbestos personal injury estimation matters in the Debtors’ bankruptcy cases, set a discovery cutoff date of June 30, 2006 for fact discovery related to the estimation of asbestos liabilities. This cutoff will be followed by a period for discovery of expert witnesses and an estimation hearing. A date for the estimation hearing has not been set.
     Additional information regarding the progress of the bankruptcy as well as the risks, uncertainties and possible consequences for creditors and investors, is disclosed by USG on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at http://www.usg.com.

This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, as well as the ultimate costs associated with the corporation’s asbestos litigation, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy costs; and the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.
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USG CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Net sales	$1,344	$1,175	$3,804	$3,340
Cost of products sold	1,043	941	3,022	2,719

Gross profit	301	234	782	621
Selling and administrative expenses	88	82	264	238
Chapter 11 reorganization expenses	2	4	2	10

Operating profit	211	148	516	373
Interest expense	1	2	4	4
Interest income	(3)	(2)	(7)	(4)
Other expense, net	—	—	1	3

Earnings before income taxes	213	148	518	370
Income taxes	55	58	173	143

Net earnings	158	90	345	227

Earnings per common share:
Basic	3.58	2.10	7.94	5.28
Diluted	3.57	2.10	7.90	5.28

Other Information:
Depreciation, depletion and amortization	32	28	92	83
Capital expenditures	49	33	125	80

Average common shares	43,978,786	43,016,919	43,471,228	43,019,286
Average diluted common shares	44,117,708	43,018,186	43,692,726	43,020,448

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$755	$638	$2,129	$1,829
CGC Inc. (gypsum)	81	73	238	214
Other subsidiaries*	62	49	157	129
Eliminations	(56)	(52)	(153)	(147)

Total	842	708	2,371	2,025

Worldwide Ceilings:
USG Interiors, Inc.	124	118	365	373
USG International	56	50	159	150
CGC Inc. (ceilings)	13	12	40	40
Eliminations	(12)	(12)	(35)	(39)

Total	181	168	529	524

Building Products Distribution:
L&W Supply Corporation	544	470	1,506	1,286

Eliminations	(223)	(171)	(602)	(495)

Total USG Corporation	1,344	1,175	3,804	3,340

Operating Profit:

North American Gypsum:
U.S. Gypsum Company	153	103	371	251
CGC Inc. (gypsum)	12	12	38	34
Other subsidiaries*	14	10	25	23

Total	179	125	434	308

Worldwide Ceilings:
USG Interiors, Inc.	13	9	32	40
USG International	3	4	8	9
CGC Inc. (ceilings)	2	1	7	6

Total	18	14	47	55

Building Products Distribution:
L&W Supply Corporation	41	31	106	76

Corporate	(23)	(20)	(68)	(56)
Chapter 11 reorganization expenses	(2)	(4)	(2)	(10)
Eliminations	(2)	2	(1)	—

Total USG Corporation	211	148	516	373

*Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$900	$756
Short-term marketable securities	189	138
Restricted cash	77	43
Receivables (net of reserves — $15 and $14)	496	413
Inventories	333	338
Income taxes receivable	6	24
Deferred income taxes	1	25
Other current assets	214	53

Total current assets	2,216	1,790

Long-term marketable securities	318	312
Property, plant and equipment (net of accumulated depreciation and depletion — $961 and $878)	1,902	1,853
Deferred income taxes	215	152
Goodwill	64	43
Other assets	209	128

Total Assets	4,924	4,278

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	299	270
Accrued expenses	248	224
Current portion of long-term debt	1	1
Deferred income taxes	25	—
Income taxes payable	92	75

Total current liabilities	665	570

Deferred income taxes	28	25
Other liabilities	454	417
Liabilities subject to compromise	2,243	2,242

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(223)	(256)
Capital received in excess of par value	433	417
Accumulated other comprehensive income	133	17
Retained earnings	1,186	841

Total stockholders’ equity	1,534	1,024

Total Liabilities and Stockholders’ Equity	4,924	4,278